Exhibit 21.1

LIGAND PHARMACEUTICALS INCORPORATED
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Glycomed Incorporated	California
Allergan Ligand Retinoid Therapeutics, Inc.	Delaware
Ligand Pharmaceuticals International, Inc.	Delaware
Ligand Biopharmaceuticals, Incorporated	Delaware
Ligand JVR, Inc.	Delaware
Seragen Incorporated	Delaware
Seragen Technology, Inc.	Delaware
Pharmacopeia, LLC	Delaware
Metabasis Therapeutics, Inc.	Delaware
Neurogen Corporation	Delaware
CyDex Pharmaceuticals, Inc.	Delaware
Open Monoclonal Technology, Inc.	Delaware
OMT I, Inc.	Delaware
OMT I, Inc.	Delaware
Crystal	California